Exhibit 10.15

MODINE MANUFACTURING COMPANY
2008 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK AWARD
AWARD AGREEMENT FOR MEMBERS OF THE EXECUTIVE COUNCIL

We are pleased to inform you that you have been granted a Restricted Stock Award subject to the terms and conditions of the Modine Manufacturing Company 2008 Incentive Compensation Plan (the "Plan") and of this Award Agreement.  Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Full name of Grantee:	«First_Name» «Last_Name»

Date of Award:	June 2, 2014

Total number of Shares of Common Stock:	«Grant»

1.  Restricted Stock Award.  Pursuant to the Plan, you are hereby granted a Restricted Stock Award, subject to the terms and conditions of this Award Agreement and the Plan.  Accordingly, you shall be issued the aggregate number of shares of Common Stock of Modine Manufacturing Company (the "Company") set forth above, subject to the restrictions and conditions set forth in this Award Agreement.

2.  Restricted Period.  Until the expiration of the Restricted Period (as described in the chart below), you may not sell, exchange, transfer, pledge, hypothecate or otherwise dispose of the shares of Common Stock awarded to you under this Restricted Stock Award.  For purposes of this Award Agreement, the Restricted Period shall mean the period beginning on the date of this Award set forth above and ending as set forth below:

Number of Shares of Common Stock	Restricted Period Expiration
25% of the total number of shares	June 2, 2015
25% of the total number of shares	June 2, 2016
25% of the total number of shares	June 2, 2017
25% of the total number of shares	June 2, 2018

Except as otherwise provided in Section 7.03(c) or Section 11.02 of the Plan, in the event of your termination of employment with the Company or a Subsidiary for any reason (other than due to Disability (as defined below), death, or your retirement after age 60 with Committee approval) prior to the expiration of the Restricted Period for any Common Stock, you shall forfeit to the Company all Common Stock for which the Restricted Period has not expired.  If you separate from service with the Company or a Subsidiary due to Disability, death, or your retirement after age 60 with Committee approval prior to the end of the Restricted Period for any common stock, your Restricted Stock Award shall vest in full.  In the event of a conflict between the terms of this Award Agreement and any Employment Agreement or similar agreement between you and the Company, this Award Agreement shall control.  For purposes of this Award Agreement, "Disability" shall mean "permanent and total disability" as defined in Section 22 (e)(3) of the Code.

3.  Shareholder Status.  Prior to the expiration of the Restricted Period, you shall have all of the rights of a shareholder of the Company, including the right to vote the Common Stock and the right to receive any cash dividends as to the underlying non-forfeited Common Stock.  Until the lapse of the Restricted Period, the Company shall retain custody of the certificates representing the Restricted Stock Award.  As soon as practicable after the expiration of the Restricted Period, the Company shall issue or release or cause to be issued or released unlegended certificate(s) representing the non-forfeited Common Stock or shall register such Common Stock in your name.

4.  Transfer.  This Restricted Stock Award shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you other than in the event of your death.  Except for the designation of your beneficiary in the event of your death, the purported assignment, alienation, pledge, attachment, transfer or encumbrance of the Award shall be void and unenforceable against the Company.  This provision shall not prevent you from transferring the shares of Common Stock issued hereunder after the expiration of the Restricted Period.

5.  No Obligation of Employment.  This Restricted Stock Award shall not impose any obligation on the Company to continue your employment with the Company or any Subsidiary.

6.  Provisions of the Plan Control.  This Restricted Stock Award is qualified in its entirety by reference to the terms and conditions of the Plan under which it is granted, a copy of which you may request from the Company.  The Plan empowers the Committee to make interpretations, rules and regulations thereunder, and, in general provides that the determinations of such Committee with respect to the Plan shall be binding upon you.  The Plan is incorporated herein by reference.

7.  Change in Control.  The vesting of the Restricted Stock Award in the event of a Change in Control is governed by Section 11.02 of the Plan.  Involuntary termination of your employment by the Company would be termination of your employment by the Company without Cause and termination by you of your employment for Good Reason.  "Good Reason" means a material diminution in your base salary; material diminution in your annual target bonus opportunity; material diminution in your authority, duties or responsibilities; material diminution in authority, duties or responsibilities of the supervisor to whom you report; material diminution in the budget over which you retain authority; or material change in the geographic location at which you must perform services.

8.  Forfeiture Under Recoupment Policy.  The Company shall have the power and the right to require you to forfeit and return the shares of Common Stock issued hereunder or any proceeds therefrom consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

9.  Use of Words.  The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

10.  Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

11.  Taxes.  The Company may require payment of or withhold any minimum tax which it believes is required as a result of this Restricted Stock Award, and the Company may defer making delivery with respect to shares issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations.

SIGNATURES ON THE FOLLOWING PAGE

By your signature and the signature of the Company's representative below, you and the Company agree that the shares of Common Stock awarded to you under this Award Agreement are subject to the terms and conditions of the Plan, a copy of which is available to you upon request.  As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused these presents to be executed as of June 2, 2014.

MODINE MANUFACTURING COMPANY

By:
Thomas A. Burke
President and Chief Executive Officer

The undersigned hereby accepts the foregoing Restricted Stock Award and agrees to the terms and conditions of this Award Agreement and of the Plan.

«First_Name» «Last_Name»